DISTRIBUTION AGREEMENT

                                 BETWEEN

                          THE RIGHTIME FUND, INC.

                                  AND

                     LINCOLN INVESTMENT PLANNING INC.


   THIS AGREEMENT entered into the 15th day of July,      1987, by and
between THE RIGHTIME FUND, INC., a Maryland corporation with an office located at The Benson East Office Plaza, Jenkintown Pennsylvania 19046 (the "Corporation") for the Rightime Blue Chip Fund Series (the "Fund"), and LINCOLN INVESTMENT PLANNING INC., a Pennsylvania corporation, with its principal office located at Dept. F, Suite 1000, Benson East Office Plaza, Jenkintown, PA 19046 (the "Distributor").

                          W I T N E S S E T H:

   In consideration of the mutual covenants and agreements of the parties hereto, the parties intending to be bound, mutually covenant and agree with each other as follows:

   1. The Corporation, on behalf of the Fund, hereby appoints the Distributor as agent of the Fund to effect the sale and public distribution of shares of the capital stock of the Fund. This appointment is made by the Corporation for the Fund and accepted by the Distributor upon the understanding that the distribution of shares of the Fund to the public be effected by the Distributor or through various securities dealers, either individuals or organizations, but that it shall be done in such manner that the Fund shall be under no responsibility or liability to any person whatsoever on account of the acts and statements of any such individual or organization. The Distributor shall have the sole right to select the security dealers to whom shares will be offered by it and, subject to express provisions of this Agreement, applicable securities laws, the Corporation's Articles of Incorporation and the By-Laws and the then current Prospectus of the Fund, to determine the terms and prices in any contract for the sale of shares to any dealer made by it as such agent for the Fund.

   2. The Distributor shall be the exclusive agent for the Fund for the sale of its shares and the Fund agrees that it will not sell any shares to any person except to fill orders for the shares received though the Distributor; provided, however, that the foregoing exclusive right shall not apply: (a) to shares issued or sold in connection with the merger or consolidation of any other investment company with the Fund or the acquisition by purchase or otherwise of all or substantially all the assets of any investment company or substantially all the outstanding shares of any such company by the Fund; (b) to shares which may be offered by the Fund to its stockholders for reinvestment of cash distributed from capital gains or net investment income of the Fund; or
(c) to shares which may be issued to shareholders of other Funds who exercise any exchange privilege set forth in the Fund's Prospectus.

   3. The Distributor shall have the right to sell the shares of the Fund's capital stock to dealers, as needed (making reasonable allowance for clerical errors and errors of transmission), but not more than the shares needed to fill unconditional orders for shares placed with the Distributor by dealers. In every case the Distributor shall charge the public offering price and the Fund shall receive the net asset value for the shares sold, determined as provided in Paragraph 4 hereof. The Distributor shall notify the Fund at the close of each business day (normally 5:00 p.m., New York City time), of the number of shares sold during each day. Notwithstanding the foregoing, the Fund may sell its shares to certain affiliated persons at net asset value, as described in the prospectus.

   4. The public offering price consists of the net asset value per share plus a maximum sales charge of: 4.75% for purchases under $50,000; 3.75% for purchases of $50,000 but less than $100,000; 2.75% for purchases of $1,000,000 but less than $500,000; 1.75% for purchases of $500,000 but less than $1,000,000; .75% for purchases of $1,000,000 but less than $3,000,000; and no sales charges for purchases of $3,000,000 or more; unless otherwise stated in the Fund's currently effective Prospectus. The net asset value of shares of the Fund shall be determined by the Fund or the Fund's custodian, or such officer or officers or other persons as the Board of Directors of the Corporation may designate. The determination shall be made once each day on which the New York Stock Exchange is open for a full business day and in accordance with the method set out in the ByLaws of the Corporation and the current Prospectus of the Fund.

   5. The Distributor agrees that it will not sell any shares of the Fund to any officer, director, or partner of either the Distributor or of the Corporation or any firm or corporation which may be employed by the Fund or by the Distributor except for investment purposes only and where the purchaser agrees not to resell the securities to anyone except the Fund. The Distributor further agrees that it will promptly advise the Secretary of the Corporation of all sales of shares of the Fund to, or purchase of shares of the Fund from, any such person.

   6. The Distributor agrees that it will not for its own account purchase any shares of the Fund except for investment purposes and that it will not for its own account sell any such shares excepting only those shares which it may own at the time of executing this Agreement and any shares resulting from the reinvestment of dividends paid on those shares, and the Distributor will not sell other shares except by redemption of such shares by the Fund.

   7. (a) On behalf of the Fund the Corporation appoints and designates the Distributor as agent of the Fund and the Distributor accepts such appointment as such agent, to repurchase shares of the Fund in accordance with the provisions of the Articles of Incorporation and By-Laws of the Corporation.

      (b) In connection with such redemptions or repurchases the Corporation authorizes and designates the Distributor to take any action, to make any adjustments in net asset value, and to make any arrangements for the payment of the redemption or repurchase price authorized or permitted to be taken or made in accordance with the Investment Company Act of 1940 and as set forth in the Corporation's By-Laws and then current Prospectus of the Fund.

      (c) The authority of the Distributor under this Paragraph 7 may, with the consent of the Corporation, be redelegated in whole or in part to another person or firm.

      (d) The authority granted in this Paragraph 7 may be suspended by the Corporation at any time or from time to time pursuant to the provisions of its Articles of Incorporation until further notice to the Distributor. The President or any Vice President of the Corporation shall have the power granted by said provisions. After any such suspension the authority granted to the Distributor by this Paragraph 7 shall be reinstated only by a written instrument executed on behalf of the Fund by the Corporation's President or any Vice President.

   8. The Fund agrees that it will cooperate with the Distributor to prepare, execute and file applications for registration and qualification of its shares for sale under the laws of the United States and the provisions and regulations of the U.S. Securities and Exchange Commission and under the Securities Acts of such States and in such amounts as the Fund may determine, and shall pay registration fees in connection therewith. The Distributor shall bear all expenses incident to the sale of shares of the Fund, including without limitation, the cost of any sales material or literature, the cost of copies of the prospectus used as sales material (except those being sent to existing shareholders) and the cost of any reports or proxy material prepared for the Fund's stockholders to the extent that such material is used in connection with the sale of shares of the Fund except to the extent that the Fund is obligated to bear such costs under a distribution plan adopted by the Fund.

   9. For its services under this Agreement, the Distributor shall be entitled to receive the maximum amount of the payment called for under the Fund's Distribution Plan (the "Plan") adopted pursuant to the Investment Company Act of 1940 Rule 12b-1 (the "Rule"). The Distributor may make payments to others from such amounts in accordance with the Plan or any agreement in effect under such Plan. The Distributor agrees to comply with the Rule and the Plan in connection with receipt and disbursement of funds under the Plan.

   10. Notwithstanding anything contained herein to the contrary, shares of the Fund may be offered for sale at a price other than their current net asset value or regular public offering price, if such reduction or elimination is authorized by an order of the Securities and Exchange Commission, or the Investment Company Act of 1940 or the rules and regulations promulgated thereunder provide for such variation. Furthermore, such shares may be offered and sold directly by the Fund rather than by the Distributor as otherwise provided in this Agreement.

   11. This Agreement shall become effective July 15, 1987 and shall continue in effect for a period of more than one year from its effective date only as long as such continuance is approved, at least annually, by the Board of Directors of the Corporation, including a majority of those Directors who are not "interested persons" of any party to this Agreement voting in person at a meeting called for the purpose of voting on such approval. If payments hereunder are made pursuant to provisions of a plan adopted by the Fund pursuant to Investment Company Act of 1940 Rule 12b-1, then renewals hereof shall also be made in accordance with the requirements of such rule. This Agreement may be terminated by either party hereto upon thirty (30) days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment by the Distributor (as the term "assignment" is defined by the Investment Company Act of 1940, as amended) unless the United States Securities and Exchange Commission has issued an order exempting the Fund and the Distributor from the provisions of the Investment Company Act of 1940, as amended, which would otherwise have effected the termination of this Agreement.

   12. No amendment to this Agreement shall be executed or become effective unless its terms have been approved (a) by a majority of the directors of the Corporation or by the vote of a majority of the outstanding voting securities of the Fund, and (b) by a majority of those directors who are not interested persons of the Fund or of any party to this Agreement.

   13. The Corporation, on behalf of the Fund, and the Distributor hereby each agree that all literature and publicity issued by either of them referring directly or indirectly to the Fund or to the Distributor shall be submitted to and receive the approval of the Fund and the Distributor before the same may be used by either party.

   14. (a) The Distributor agrees to use its best efforts in effecting the sale and public distribution of the shares of the Fund through dealers and to perform its duties in redeeming and repurchasing the shares of the Fund, but nothing contained in this Agreement shall make the Distributor or any of its officers and directors or shareholders liable for any loss sustained by the Fund or any of the Corporation's officers, directors or shareholders, or by any other person on account of any act done or omitted to be done by the Distributor under this Agreement provided that nothing herein contained shall protect the Distributor against any liability to the Fund or to any of its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties as Distributor or by reason of its reckless disregard of its obligations or duties as Distributor under this Agreement. Nothing in this Agreement shall protect the Distributor from any liabilities which it may have under the Securities Act of 1933 or the Investment Company Act of 1940.

      (b) The Distributor may, from time to time, enter into agreements with security dealers and other qualified entities selected by it and may make assistance payments to such dealers in such amounts as it deems appropriate, provided that such payments are permitted by the then current distribution plan adopted by the Fund in accordance with Rule 12b-1 of the Investment Company Act of 1940, as amended.

   15. As used in this Agreement the terms "interested persons," "assignment," and "majority of the outstanding voting securities" shall have the respective meanings specified in the Investment Company Act of 1940 as now in effect.

   IN WITNESS WHEREOF, THE RIGHTIME FUND, INC., for the Rightime Blue Chip Fund Series, and LINCOLN INVESTMENT PLANNING, INC. have caused this Agreement to be signed by their duly authorized officers and their corporate seals to be hereunto duly affixed all on the day and year above written.

Attest:                  THE RIGHTIME FUND, INC.


Edward S. Forst, Sr.             David J. Rights
------------------------         ----------------------------
Edward S. Forst, Sr.,            David J. Rights, President
Secretary

Attest:                  LINCOLN INVESTMENT PLANNING, INC.


                                 Edward S. Forst, Sr.
------------------------         ----------------------------
               Secretary         Edward S. Forst, Sr.,
                                 President


197945.1